EXHIBIT 10.1

Summary of Oral Agreement

between

StoneMor GP LLC and Leo J. Pound

On October 8, 2018, StoneMor GP LLC (“StoneMor GP”) and Leo J. Pound agreed to modify the terms of the Agreement dated July 26, 2018 pursuant to which Mr. Pound serves as Interim Strategic Executive of StoneMor GP by extending the term of his service in such capacity through October 31, 2018, and by agreeing that Joseph M. Redling, the President and Chief Executive Officer of StoneMor GP, had the authority on behalf of StoneMor GP to further extend such term for one additional month. During such additional period of service as Interim Strategic Executive, Mr. Pound will receive a monthly fee of $50,000.